Exhibit 11.1

                       BROADVISION, INC AND SUBSIDIARIES
               STATEMENT REGARDING COMPUTATION OF PER SHARE LOSS
                      (In thousands, except per share data)


                                                          March 31,    March 31,
                                                             1997        1996
                                                          ---------    ---------
Statement of operations data:
    Net Loss                                               $(2,487)    $(1,698)
    Weighted average number of common and dilutive
       equivalent shares used in computations:
    Common stock                                            20,002       6,409
    Preferred stock (as if converted)                            -       5,600
                                                           -------     -------

          Subtotal                                          20,002      12,009

Pursuant to Staff Accounting Bulletin No. 83:
    Preferred stock converted on as-if basis at exercise
       prices less than the anticipated initial public
       offering price                                            -       3,916
    Stock options                                                -       2,651
                                                           -------     -------

Shares used in computing net loss per share                 20,002      18,576
                                                           -------     -------

Net loss per share                                         $ (0.12)    $ (0.09)
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